Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333‑229962) and Form S-8 (Nos. 333-235595, 333-219643, 333-64702, 333-62683, 333-36973, 333-24039, 333-18383, 333-69805, 333-69714, 333-111456, 333-172387, and 333-172388) of our reports dated February 25, 2022, with respect to the consolidated balance sheets of FMC Corporation and subsidiaries as of December 31, 2021 and 2020, the related consolidated statements of income (loss), comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes and schedule II – valuation and qualifying accounts and reserves of FMC Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Philadelphia, Pennsylvania
February 25, 2022